Exhibit 99.1

America First Multifamily Investors, L.P.

Announces Funding of New Secured Credit Facility

Omaha, NE- July 13, 2015 – America First Multifamily Investors, L. P. (NASDAQ: ATAX) (the “Partnership”), announced today that on July 10, 2015, it entered into a third long-term secured debt financing facility with Freddie Mac utilizing Freddie Mac’s Tax-Exempt Bond Securitization or “TEBS” program (the “TEBS Financing”). Net proceeds from the TEBS financing totaled approximately $82.2 million which was used to repay approximately $37.5 million of principal and accrued interest on its line of credit with Bankers Trust, with the remainder available for liquidity and investment opportunities.

The TEBS Financing is a securitization of nine of the Partnership’s mortgage revenue bonds (the “Bonds”) and essentially provides the Partnership with a long-term variable rate debt facility at interest rates that will reflect prevailing short-term tax-exempt rates. The effective interest rate to be paid on the TEBS Financing is equal to the weekly Securities Industry and Financial Markets Association (“SIFMA”) floating index rate plus certain credit, facility, remarketing and servicing fees (“the Facility Fees”). As of closing, the SIFMA rate was equal to 0.04% and the total Facility Fees were approximately 1.3%. The derivative fees were approximately 0.2%, and the finance costs were approximately 0.5%, resulting in a total cost of this financing facility of approximately 2.0%.

In order to mitigate its exposure to interest rate fluctuations on the variable rate TEBS Financing, the Partnership also entered into interest rate cap agreements with Wells Fargo Bank National Association, the Royal Bank of Canada, and Sumitomo Mitsui Banking Corporation, each in an initial notional amount of approximately $28.1 million, which effectively limits the interest payable by the Sponsor on Class A TEBS Certificates to a fixed rate of 3.0% per annum on the combined notional amounts of the interest rate cap agreements through August 15, 2020. For financial reporting purposes, the TEBS Financing will be presented as a secured financing.

“The closing of the TEBS Financing represents another significant transaction for the Partnership which will contribute to our ability to meet our strategic objectives,” stated Chad Daffer, Fund Manager. “With the closing of our third TEBS Financing, the Partnership’s cost of borrowing has been capped, through our hedging strategy, at a rate comparable to rates incurred recently by the Partnership.”

Under the terms of the TEBS Financing, the Partnership transferred all of the Bonds to ATAX TEBS III, LLC, a special purpose entity controlled by the Partnership (the “Sponsor”). ATAX TEBS III, LLC then securitized these assets by transferring assets with an outstanding principal balance of approximately $105.4 million to Freddie Mac in exchange for tax-exempt Class A and Class B Freddie Mac Multifamily Variable Rate Certificates, Series M-033 (collectively the “TEBS Certificates”) issued by Freddie Mac. The TEBS Certificates represent beneficial interests in the securitized assets held by Freddie Mac.

The Class A TEBS Certificates have been credit-enhanced by Freddie Mac and were sold through a placement agent to unaffiliated investors. The gross proceeds from the sale of the Class A TEBS Certificates of approximately $84.3 million were remitted to the Sponsor. The Sponsor retained all of the Class B TEBS Certificates with a total value of approximately $21.1 million. The Class B TEBS Certificates are pledged to Freddie Mac to secure certain reimbursement obligations of the Sponsor to Freddie Mac. These obligations of the Sponsor are also guaranteed by the Partnership.

The holder of the Class A TEBS Certificates are entitled to receive regular payments of interest from Freddie Mac at a variable rate which resets periodically and reflects prevailing short-term tax-exempt rates. Payment of interest on the Class A TEBS Certificates will be made prior to any payments of interest on the Class B TEBS Certificates held by the Sponsor. As the holder of the Class B TEBS Certificates, the Sponsor is not entitled to receive interest payments on the Class B TEBS Certificates at any particular rate, but will be entitled to all payments of principal and interest on the assets held by Freddie Mac after payment of principal and interest due on the Class A TEBS Certificates and payment of the Facility Fees and expenses associated with the TEBS Financing.

The TEBS Financing effectively provides the Partnership with variable rate financing based on the SIFMA floating index rate plus certain Facility Fees totaling approximately 1.3% per annum, while allowing it to continue to receive interest from its portfolio of multifamily housing mortgage revenue bonds. In order to mitigate the Partnership’s interest rate exposure on the variable rate Class A TEBS Certificates, the Partnership has entered into interest rate cap agreements with three counterparties. The interest rate cap agreements carry an aggregate notional amount of $84.3 million and are indexed to the SIFMA floating index. These agreements effectively cap at 3.0% the Partnership’s exposure to increases in the SIFMA floating index on the notional amount of the agreements and, therefore, allow the Partnership to benefit from a low interest rate environment while protecting it from a significant increase in the SIMFA index.

The Partnership was formed for the initial purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential properties. The Partnership has access to a long-term secured debt financing facility through Freddie Mac’s Tax-Exempt Bond Securitization (TEBS) program. This financing facility has the advantage of providing the Partnership with long-term variable rate debt at prevailing short-term, tax-exempt rates.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.